Exhibit 10.3

CHICO’S FAS, INC.
AMENDED AND RESTATED 2012 OMNIBUS STOCK AND INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

CHIEF EXECUTIVE OFFICER
This Restricted Stock Agreement (this “Restricted Stock Agreement”) is effective as of August 20, 2019 (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and Bonnie R. Brooks (the “Executive”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Company’s Amended and Restated 2012 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Restricted Stock Agreement. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Agreement unless otherwise specifically provided. The Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) approved this Restricted Stock grant pursuant to the Plan in connection with the Executive’s hiring as President and Chief Executive Officer (“CEO”) of the Company and in accordance with that Employment Offer Letter for the Executive dated July 18, 2019 between the Executive and the Company, provided that the Executive is employed as CEO of the Company on the Grant Date.
In consideration of the mutual promises set forth below, the parties hereto agree as follows:
1.Grant of Restricted Stock. The Company hereby grants to the Executive all right, title and interest in the record and beneficial ownership of 700,000 shares of common stock, $.01 par value per share, of the Company (“Common Stock”) subject to the provisions of this Restricted Stock Agreement (the “Restricted Stock”). The Restricted Stock is granted pursuant to the Plan and is subject to the provisions of the Plan, as well as the provisions of this Restricted Stock Agreement. The Executive agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Restricted Stock Agreement. To the extent the terms of the Plan and this Restricted Stock Agreement are in conflict, the terms of the Plan shall govern.
2.    No Transfer of Nonvested Shares. During the period that any shares of Restricted Stock are nonvested under this Restricted Stock Agreement, such nonvested shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution, by qualified domestic relations order or as expressly provided in Paragraph 3 or pursuant to a beneficiary designation made under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Executive.
3.    Custody of Restricted Stock. The shares of Restricted Stock will be issued in the name of the Executive and delivered electronically to the Plan Administrator as escrow agent (the

“Escrow Agent”), and will not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered unless and until the expiration of the applicable Restriction Period set forth in Paragraph 5 or the occurrence of any of the events contemplated by Paragraphs 6 or 7. Notwithstanding the foregoing, while such restrictions remain in effect, the Executive may transfer the shares of Restricted Stock to a trust created by such Executive for the benefit of the Executive and the Executive’s family as part of the Executive’s estate planning program, provided that prior to any such transfer, (a) the Executive must submit to the Company a legal opinion of the Executive’s counsel, satisfactory to the Committee, that the transfer to such trust and the holdings of the shares of Restricted Stock by such trust shall have no adverse tax or securities law consequences for the Company and (b) the trust must execute and deliver to the Company a joinder to this Restricted Stock Agreement, satisfactory to the Committee, which shall, among other things, acknowledge the terms of the grant of the Restricted Stock and the restrictions on transfer of the shares of Restricted Stock imposed and established pursuant to the terms of this Restricted Stock Agreement and the Plan, and the trust must continue the deposit of the shares of Restricted Stock with the Escrow Agent and deposit with the Escrow Agent a stock power endorsed in blank by the trustee on behalf of the trust. The Company may instruct the transfer agent for its Common Stock to reflect in its records the restrictions on transfer set forth in this Restricted Stock Agreement and the Plan. No shares of Restricted Stock will be delivered by the Escrow Agent to the Executive as provided in Paragraph 9 unless and until the shares of Restricted Stock have vested and all other terms and conditions in this Restricted Stock Agreement and the Plan have been satisfied.
4.    Risk of Forfeiture. Subject to Paragraphs 6 and 7: (i) upon termination of the Executive’s Employment (as defined in Paragraph 8) prior to the appointment of a successor President and Chief Executive Officer (“Successor CEO”), (ii) upon termination of the Executive’s service on the Company’s Board (“Board Service”) after the appointment of a Successor CEO, or (iii) upon a determination that the Executive has violated any of the covenants in Paragraphs 13-18 after the appointment of a Successor CEO, in each case prior to the last day of a Restriction Period, the Executive shall forfeit all nonvested Restricted Stock under this Restricted Stock Agreement. The Executive hereby appoints the Escrow Agent with full power of substitution, as the Executive’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Executive, to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to electronically transfer such nonvested shares of Restricted Stock to the Company upon such forfeiture.
5.    Vesting Dates. Subject to the forfeiture and accelerated vesting provisions in Paragraphs 6 and 7, the restrictions applicable to the Restricted Stock will lapse in accordance with the following Restriction Periods: (i) the restrictions as to one-fourth of the Restricted Stock will lapse on August 20, 2020; (ii) the restrictions as to an additional one-fourth of the Restricted Stock will lapse on August 20, 2021; (iii) the restrictions as to an additional one-fourth of the Restricted Stock will lapse on August 20, 2022; and (iv) the restrictions as to the remaining one-fourth of the

Restricted Stock will lapse on August 20, 2023. The restrictions applicable to the Restricted Stock will lapse only in whole share increments, with any fractional shares being combined and included with the fourth tranche if the combined fractional shares equal one (1) share but included one (1) share each with the third tranche and fourth tranche if the combined fractional shares equal two (2) shares.
6.    Involuntary Termination without Cause Prior to Appointment of Successor CEO.
a.     Unless Paragraph 7.c applies, if the Executive’s Employment is terminated by the Company without Cause prior to the appointment of a Successor CEO and prior to the last day of a Restriction Period, then as of the Termination Date such number of shares of nonvested Restricted Stock that would have vested on the first August 20 after such Termination Date shall vest and all restrictions (other than described in Paragraph 12) applicable to such Restricted Stock shall terminate. The Executive shall forfeit all nonvested Restricted Stock that would have vested on any later date.
b.     For purposes of this Restricted Stock Agreement, “Cause” shall mean the Executive’s engaging in any of the following conduct while an employee of the Company:

(i)	Conduct resulting in a conviction of, or entering a plea of no contest to, any felony;

(ii)	Conduct resulting in a conviction of, or entering a plea of no contest to, any crime related to employment, but specifically excluding traffic offenses;

(iii)	Continued neglect, gross negligence, or willful misconduct by the Executive in the performance of the Executive’s duties, which has a material adverse effect on the Company or its subsidiaries;

(iv)	Willful failure to take actions permitted by law and necessary to implement the policies of the Company or its subsidiaries as such policies have been communicated to the Executive;

(v)	Material breach of the terms of this Restricted Stock Agreement, including but not limited to Paragraphs 13 through 18 herein; or

(vi)
Drug or alcohol abuse to the extent that such abuse has an obvious and material adverse effect on the Company or its subsidiaries or upon the Executive’s ability to perform her duties and responsibilities.

7.    Failure to be Re-elected to Board After Appointment of Successor CEO, Failure to be Re-nominated by Board After Appointment of Successor CEO, Death or Disability, or Change in Control. The Executive’s failure to be re-elected to the Board after the appointment of a Successor CEO, failure to be re-nominated by the Board, or death or Disability, or a Change in Control, shall affect the Executive’s rights under this Restricted Stock Agreement as follows:
a.    Failure to be Re-elected to the Board After Appointment of a Successor CEO; Failure to be Re-nominated by Board After Appointment of a Successor CEO. Unless Paragraph 7(c) applies, if after the appointment of a Successor CEO but prior to the last day of a Restriction Period, either: (i) the Executive stands for re-election to the Board but the Executive’s Board Service ceases due to failure to be re-elected by shareholders or (ii) the Executive is not re-nominated by the Board and the Executive’s Board Service ceases at the end of her term, then as of the Termination Date, such number of shares of nonvested Restricted Stock that would have vested on the first August 20 after such Termination Date shall vest and all restrictions (other than described in Paragraph 12) applicable to such Restricted Stock shall terminate. The Executive shall forfeit all nonvested Restricted Stock that would have vested on any later date.
b.    Death or Disability. If the Executive’s Employment with the Company or Board Service is terminated due to death or Disability prior to the last day of a Restriction Period, then as of the Termination Date, such number of shares of nonvested Restricted Stock that would have vested on the first August 20 after such Termination Date shall vest and all restrictions (other than described in Paragraph 12) applicable to such Restricted Stock shall terminate, and the Executive shall forfeit all nonvested Restricted Stock that would have vested on any later date. If still employed at the time, the Executive shall be deemed to have a Disability if determined to be disabled in accordance with the applicable disability insurance program of the Company. If not still employed at the time, the Executive’s Disability status shall be determined using the same criteria and by the same persons as provided in the Company’s disability insurance program, in consultation with the Committee as needed.
c.    Change in Control. If a Change in Control shall occur prior to the last day of a Restriction Period, then all nonvested Restricted Stock shall fully vest, all restrictions (other than those described in Paragraph 12) applicable to such Restricted Stock shall terminate and the Company shall release from escrow or trust and shall deliver to the Executive all shares of the Restricted Stock, as provided in Paragraph 9 as of the Change in Control, but only if: (i) the successor company does not assume, convert, continue, or otherwise replace the Restricted Stock on proportionate and equitable terms or (ii) if the successor company does assume, convert, continue, or otherwise replace the Restricted Stock on proportionate and equitable terms and either: (a) the Executive’s Employment is terminated without Cause or the Executive terminates Employment for Good Reason within twenty-four (24) months after the Change in Control or (b) if the Executive is serving as a Non-Employee Director on the date of the Change in Control and the successor company does not appoint the Executive to its board of directors on the Change in Control. For purposes of this Restricted Stock Agreement, “Good Reason” shall mean the occurrence of one of the following events: (1) the Company materially and adversely changing the Executive’s duties and responsibilities or demoting or reducing the Executive’s authority or position (other than in connection with the appointment of a Successor CEO); (2) the Company changing the Executive’s primary place of employment to a location that is more than fifty (50) miles from Ft. Myers, Florida; or (3) the Company reducing the Executive’s total direct compensation at target by more than thirty percent (30%), in each event provided that the Executive gives written notice to the Company of the Good Reason within ninety (90) days of the occurrence of such event, gives the Company thirty (30) days after receipt of such notice to cure such Good Reason and the Executive terminates her Employment within one hundred fifty (150) days of the initial occurrence of the Good Reason.
8.    Definition of Employment and Termination Date. For purposes of this Restricted Stock Agreement, “employment” and “Executive’s Employment with the Company” (or similar phrase) means employment by the Company. “Termination Date” means the date upon which the Executive’s Employment ceases, if prior to the appointment of a Successor CEO, or the date upon which the Executive’s Board Service ceases if after the appointment of a Successor CEO. The employment of the Executive shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Executive returns to active employment within ninety (90) days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. The Plan Administrator’s determination in good faith regarding whether a termination of employment of any type or Disability has occurred shall be conclusive and determinative.
9.    Issuance and Delivery of Shares; Ownership Rights.
a.     Issuance and Delivery of Shares. Once vested, the shares of vested Restricted Stock will be delivered to the Executive via electronic delivery to the Executive’s account with the Company’s stock plan administrator and will be freely transferable by the Executive. The Committee may change the procedure for issuance and delivery of shares of vested Restricted Stock at any time. Notwithstanding any other provision of this Restricted Stock Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 9 shall be subject to the requirements of Paragraph 12, including restrictions on transfer as provided therein to the extent applicable.
b.    Ownership Rights. During the Restriction Periods, the Executive may exercise full voting rights with respect to the Restricted Stock. During the Restriction Periods, if the Executive is employed on the record date for any cash dividends declared on the Common Stock, such cash dividends payable with respect to the Restricted Stock shall be paid to the Executive, subject to applicable withholdings, on the first payroll date immediately after the date such dividends are paid to the other shareholders of the Company (but, in all events, no later than the 15th day of the third month after the later of the end of the Company’s tax year or the Executive's tax year that includes the record date for such cash dividends). During the Restriction Periods, if the Executive is a Non-Employee Director on the record date for any cash dividends declared on the Common Stock, such cash dividends payable with respect to the Restricted Stock shall be paid to the Executive at the same time as they are paid to other shareholders of the Company. Subject to Paragraph 12, during the Restriction Periods, all dividends and other distributions with respect to the Restricted Stock that are paid in Common Stock or other securities of the Company shall be (i) issued in the name of the Executive and delivered electronically to the Escrow Agent, (ii) subject to the same restrictions on transferability, forfeiture, vesting, and withholding provisions as the Restricted Stock with respect to which they were paid and (iii) delivered via electronic delivery to the Executive’s account with the Company’s stock plan administrator and become freely transferable by the Executive when and only to the extent the underlying shares of Restricted Stock have vested.
10.    Reorganization of Company and Subsidiaries. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.    Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (each a “Recapitalization Event”), then for all purposes references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.
12.    Certain Restrictions. By accepting the Restricted Stock, the Executive agrees that if at the time of delivery of the shares of Restricted Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Executive will acquire the Restricted Stock for the Executive’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Executive will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Agreement.
13.    Confidentiality. By accepting the Restricted Stock, the Executive agrees that both during the Executive’s employment with the Company and thereafter, the Executive will (i) exercise the utmost diligence to protect and safeguard Confidential Information; (ii) not use or disclose to any third party the Company’s and/or its subsidiaries’ Confidential Information, except in the faithful performance of the Executive’s duties for the Company or as required by law; and (iii) not use, directly or indirectly, for the Executive’s own benefit or for the benefit of another, any Confidential Information. For purposes of this Restricted Stock Agreement, Confidential Information includes trade secrets and other confidential and proprietary information and materials pertaining to, among other things: (a) designs (including garment and fabric) and fashion trends; (b) sourcing, manufacturing, merchandising, licensing and supply chain processes, techniques and plans; (c) advertising, marketing and promotional plans; (d) technical and business strategies and processes; (e) sales, revenues, profits, margin, expenses, and other financial information; (f) relationships between the Company and its customers, its vendors and its employees; (g) customers’ personal identifying information; (h) stores and real estate, including expansion and relocation plans; (i) store operations, including policies and procedures; (j) compensation, benefits, performance history and other information relating to the Company’s and/or its subsidiaries’ employees; and (k) acquisitions, mergers, divestitures, and agreements regarding franchising and distribution. Confidential Information does not include information that is, or becomes, generally known within the industry or generally available to the public (unless through the Executive’s improper disclosure). The purpose of this provision is to protect the Company’s and/or its subsidiaries’ legitimate interest in maintaining the confidentiality of its private business information; accordingly, nothing herein is intended to or shall be construed to prohibit communications among associates regarding their compensation or any other terms and conditions of employment. Nothing in this Restricted Stock Agreement is intended to or will be used in any way to limit the Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
14.    Non-Competition. By accepting the Restricted Stock, the Executive agrees that during the Restricted Period (as defined below), the Executive will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business within the Restricted Territory that the Executive has provided for the Company (or its subsidiaries) within the twelve (12) month period immediately preceding the last day of the Executive’s Employment with the Company. For purposes of this Restricted Stock Agreement, a Competing Business shall mean any direct competitor of the Company which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 35 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft

Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., Victoria’s Secret Stores, Inc., and Ascena Retail Group, Inc. The Restricted Period means the twenty-four (24) month period immediately after the last day of the Executive’s employment with the Company. The Restricted Territory means where Company’s products are marketed as of the last day of the Executive’s Employment with the Company. The Executive acknowledges that the foregoing restrictions may impair the Executive’s ability to engage in certain business activities during the defined period, but acknowledges that these restrictions are reasonable consideration for the grant of the Restricted Stock hereunder.
15.    Nonsolicitation of Employees. By accepting the Restricted Stock, the Executive agrees that during the Restricted Period, the Executive will not directly or indirectly solicit, induce or encourage any Company employee (including any Company’s subsidiaries’ employee) to terminate or alter her relationship with the Company and/or its subsidiaries.
16.    Nonsolicitation of Customers, Suppliers, and Business Associates. By accepting the Restricted Stock, the Executive agrees that during the Restricted Period, the Executive will not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of the Company to terminate or alter its relationship with the Company and/or its subsidiaries, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with a Company product, service, marketing item, or other item which presently exists, or which was under development or active consideration during the Executive’s employment with the Company.
17.    Non-Disparagement.     By accepting the Restricted Stock, both during the Executive’s employment with the Company and thereafter, the Executive agrees that the Executive shall not, directly or indirectly, disparage the Company, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or entity which is intended to or has the effect of having any negative impact on the Company, its business or reputation in the marketplace or otherwise.
18.    Reasonable Cooperation. By accepting the Restricted Stock, the Executive acknowledges and agrees that, during the course of the Executive’s employment with the Company, the Executive will be involved in, and may have information or knowledge of, business matters that may become the subject of legal action, including threatened litigation, investigations, administrative proceedings, hearings or disputes. As such, upon reasonable notice, both during the Executive’s employment with the Company and for a period of five (5) years after the last day of the Executive’s Employment with the Company, the Executive agrees to cooperate fully with any investigation into, defense or prosecution of, or other involvement in, claims to which the Executive has personal and relevant knowledge that are or may be made by or against the Company. This agreement to cooperate includes talking to or meeting with such persons at times and in such places as the Company and the Executive reasonably agree to, as well as giving truthful evidence and truthful testimony. The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually incurred in connection with such assistance. The Executive also promises to notify the Company within five (5) days if the Executive is subpoenaed or contacted by a third party seeking information about Company activities.
19.    Noncompliance Reporting. By accepting the Restricted Stock, the Executive agrees that if, at any time, the Executive learns of information suggesting conduct by an officer or employee of the Company (including of the Company’s subsidiaries) or a member of the Company’s Board that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Executive will report promptly such information to the Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline. Nothing in this Restricted Stock Agreement is intended to or will be used in any way to limit the Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
20.    Amendment and Termination. No amendment or termination of this Restricted Stock Agreement which would impair the rights of the Executive shall be made by the Board, the Committee or the Plan Administrator at any time without the written consent of the Executive. No amendment or termination of the Plan will adversely affect the right, title and interest of the Executive under this Restricted Stock Agreement or to the Restricted Stock granted hereunder without the written consent of the Executive.
21.    No Guarantee of Employment or Continued Service as a Director. This Restricted Stock Agreement shall not confer upon the Executive any right with respect to: (a) continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Executive’s employment or other service at any time or (b) continuance of the Executive’s Board Service, nor shall it interfere in any way with any right the Company would otherwise have to terminate such Executive’s Board Service.
22.    Withholding of Taxes. To the extent withholding is required under applicable law, the Company shall have the right to (i) make deductions from the number of shares of Restricted Stock otherwise deliverable upon satisfaction of the conditions precedent under this Restricted Stock Agreement (and other amounts payable under this Restricted Stock Agreement) in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations, provided, in any event, the Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements unless the Executive has elected to have an additional amount (up to the maximum allowed by law) withheld.
23.    No Guarantee of Tax Consequences. Neither the Company nor any subsidiary or successor nor the Plan Administrator makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement.
24.    Entire Agreement. This Restricted Stock Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements. If the Employment Offer Letter conflicts with the terms of this Restricted Stock Agreement, the provisions of this Restricted Stock Agreement shall govern.
25.    Severability. In the event that any provision of this Restricted Stock Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Agreement and this Restricted Stock Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
26.    Governing Law. This Restricted Stock Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
27.    Miscellaneous Provisions.
a.    Not a Part of Salary. The grant of an Award under the Plan is not intended to be a part of the salary of the Executive.
b.    Independent Covenants. The Executive acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Executive and the Company and the existence of any claim or cause of action the Executive may have against the Company shall not constitute a defense to enforcement of the Executive’s promises herein.
c.    Electronic Delivery and Signatures. The Executive hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Restricted Stock Agreement). The Executive hereby consents to such procedures and agrees that her electronic signature is the same as, and shall have the same force and effect as, her manual signature. The Executive consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
d.    Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Executive, and the Executive acknowledges receipt thereof.
28.    Clawback Provision. As a condition of receiving the Restricted Stock, the Executive acknowledges and agrees that the Executive’s rights, payments and benefits with respect to the Restricted Stock shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s Incentive Compensation Clawback Policy or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of the Restricted Stock or any shares of Common Stock or other cash or property received with respect to the Restricted Stock. Except where offset of, or recoupment from, incentive compensation covered by Code Section 409A (as defined in the Plan) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Committee, the Executive agrees that such repayment may, in the discretion of the Committee, be accomplished by withholding of future compensation to be paid to the Executive by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

To evidence its grant of the Restricted Stock and the terms, conditions and restrictions thereof, the Company has signed this Restricted Stock Agreement as of the Grant Date. This Restricted Stock Agreement shall not become legally binding unless the Executive has accepted this Restricted Stock Agreement within thirty (30) days after the Grant Date by signing below. If the Executive fails to timely accept this Restricted Stock Agreement, the grant of the Restricted Stock shall be cancelled and forfeited ab initio.

ACKNOWLEDGED AND ACCEPTED /s/ Bonnie R. Brooks Bonnie R. Brooks EXECUTIVE	CHICO’S FAS, INC. By: /s/ Greg Baker Greg Baker, Senior Vice President, General Counsel and Corporate Secretary